Exhibits 8.1 and 23.2

October 18, 2012

American Honda Receivables LLC

20800 Madrona Avenue

Torrance, CA 90503

Ladies and Gentlemen:

We have acted as special counsel to American Honda Finance LLC (the "Company") in connection with the offering of approximately $272,000,000 Class A-1 Asset Backed Notes, $340,000,000 Class A-2 Asset Backed Notes, $295,000,000 Class A-3 Asset Backed Notes and $93,000,000 Class A-4 Asset Backed Notes, Series 2012-4 (the “Notes”) issued by Honda Auto Receivables 2012-4 Owner Trust (the “Trust”) pursuant to a prospectus dated October 11, 2012, as supplemented by a prospectus supplement dated October 11, 2012 (the “Base Prospectus” and the “Prospectus Supplement,” respectively, and collectively, the “Prospectus”).

A registration statement on Form S-3 (the "Registration Statement"), Commission File No. 333-183223) relating to the proposed offering from time to time in one or more series (each, a "Series") by one or more trusts of Asset-Backed Notes (the "Notes") has been filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), and was declared effective on May 2, 2011. As set forth in the Prospectus, the Notes will be issued pursuant to the Indenture dated October 18, 2012 (the “Indenture”), between the Trust and Citibank, N.A. (the “Indenture Trustee”).

As such counsel, we have examined copies of the Prospectus and the Indenture, and originals or copies of such other corporate minutes, records, agreements and other instruments of the Company, certificates of public officials and other documents and have made such examinations of law, as we have deemed necessary to form the basis for the opinions hereinafter expressed. In our examination of such materials, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to such opinions, we have relied, to the extent we deemed appropriate, upon representations, statements and certificates of officers and representatives of the Company and others.

Attorneys involved in the preparation of this opinion are admitted to practice law in the State of New York and we do not express any opinion herein concerning any law other than the federal tax laws of the United States of America and the franchise and income tax laws in effect in the State of California.

Based upon and subject to the foregoing, we are of the opinion that the statements contained under the caption “Material U.S. Federal Income Tax Considerations,” to the extent they constitute matters of law or legal conclusions with respect thereto, are correct in all material respects.

We hereby consent to the filing of this letter and to the references to this firm under the headings “Legal Opinions” and “Material U.S. Federal Income Tax Considerations” in the Base Prospectus and the headings “Legal Opinions” and “Material U.S. Federal Income Tax Considerations” in the Prospectus Supplement, without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Base Prospectus or the Prospectus Supplement.

Very truly yours,

BINGHAM McCUTCHEN LLP

BINGHAM McCUTCHEN LLP